(Letterhead of KPMG Peat Marwick LLP)


                                   EXHIBIT 16






February 13, 1998



Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Essex Hospitality Associates III L.P. and, under the date of February 13, 1997, we reported on the financial statements of Essex Hospitality Associates III L.P. as of and for the years ended December 31, 1996 and 1995. On February 13, 1998 our appointment as principal accountants was terminated. We have read Essex Hospitality Associates III L.P.'s statements included under Item 4 of its Form 8-K dated February 13, 1998, and we agree with such statements.

Very truly yours,



/s/ KPMG Peat Marwick LLP